Exhibit 5.1
Ichor Holdings, Ltd.
PO Box 309, Ugland House
Grand Cayman
KY1-1104
Cayman Islands
18 May 2026
Ichor Holdings, Ltd.
We have acted as counsel as to Cayman Islands law to Ichor Holdings, Ltd. (the "Company") to provide this opinion letter in connection with the Company's registration statement on Form S-3, including all amendments or supplements thereto, filed with the United States Securities and Exchange Commission (the "Commission") under the United States Securities Act of 1933 as amended (the "Act") (including its exhibits, the "Registration Statement") and the prospectus supplement to the Registration Statement (the "Prospectus Supplement") in connection with the issuance and sale of ordinary shares of the Company of a par value of US$0.0001 each (the "Ordinary Shares") for an aggregate amount of up to US$200,000,000 pursuant to an equity distribution agreement (the "Sales Agreement") dated 11 May 2026 among the Company and TD Securities (USA) LLC, Stifel, Nicolaus & Company, Incorporated, Needham & Company, LLC, and Craig-Hallum Capital Group LLC as agents.
1Documents Reviewed
We have reviewed originals, copies, drafts or conformed copies of the following documents:
1.1The certificate of incorporation dated 30 January 2012 and the amended and restated memorandum and articles of association of the Company as registered or adopted on 24 May 2022 (the "Memorandum and Articles").
1.2The written resolutions of the board of directors of the Company dated 15 May 2026 (the "Resolutions").
1.3The following corporate records of the Company maintained at its registered office in the Cayman Islands, each as at the date of this opinion letter:
(a)Register of Directors and Officers of the Company; and
(b)Register of Mortgages and Charges of the Company.

1.4A certificate of good standing with respect to the Company issued by the Registrar of Companies (the "Certificate of Good Standing").
1.5A certificate from a director of the Company, a copy of which is attached to this opinion letter (the "Director's Certificate").
1.6The Registration Statement.
1.7The Prospectus Supplement.
1.8The Sales Agreement.
2Assumptions
The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the Cayman Islands which are in force on the date of this opinion letter. In giving the following opinions, we have relied (without further verification) upon the completeness and accuracy, as at the date of this opinion letter, of the Director's Certificate and the Certificate of Good Standing. We have also relied upon the following assumptions, which we have not independently verified:
2.1The Sales Agreement has been, or will be, authorised and duly executed and unconditionally delivered by or on behalf of all relevant parties in accordance with all relevant laws.
2.2The Sales Agreement is, or will be, legal, valid, binding and enforceable against all relevant parties in accordance with their terms under the laws of the State of New York (the "Relevant Law") and all other relevant laws (other than, with respect to the Company, the laws of the Cayman Islands).
2.3The choice of the Relevant Law as the governing law of the Sales Agreement has been made in good faith and would be regarded as a valid and binding selection which will be upheld by the courts of the State of New York and any other relevant jurisdiction (other than the Cayman Islands) as a matter of the Relevant Law and all other relevant laws (other than the laws of the Cayman Islands).
2.4Copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.
2.5All signatures, initials and seals are genuine.
2.6The capacity, power, authority and legal right of all parties under all relevant laws and regulations (other than, with respect to the Company, the laws and regulations of the Cayman Islands) to enter into, execute, unconditionally deliver and perform their respective obligations under the Sales Agreement.
2.7There is no contractual or other prohibition or restriction (other than as arising under Cayman Islands law) binding on the Company prohibiting or restricting it from entering into and performing its obligations under the Sales Agreement.
2.8No monies paid to or for the account of any party under the Sales Agreement or any property received or disposed of by any party to the Sales Agreement in each case in connection with the Sales Agreement or the consummation of the transactions contemplated thereby represent or will represent proceeds of criminal conduct or criminal property or terrorist property (as defined in the Proceeds of Crime Act (As Revised) and the Terrorism Act (As Revised), respectively).
2.9The Company will receive money or money's worth in consideration for the issue of the Ordinary Shares and none of the Ordinary Shares will be issued for less than their par value.
2.10There will be sufficient Ordinary Shares authorised for issue under the Memorandum and Articles.
2.11The issue of the Ordinary Shares will be of commercial benefit to the Company.
2.12No invitation has been or will be made by or on behalf of the Company to the public in the Cayman Islands to subscribe for any the Ordinary Shares.
2.13There is nothing contained in the minute book or corporate records of the Company (which, other than the records set out in paragraphs 1.1 to 1.3 of this opinion letter, we have not inspected) which would or might affect the opinions set out below.
2.14There is nothing under any law (other than the laws of the Cayman Islands) which would or might affect the opinions set out below. Specifically, we have made no independent investigation of the Relevant Law.
Save as aforesaid we have not been instructed to undertake and have not undertaken any further enquiry or due diligence in relation to the transaction the subject of this opinion letter.
3Opinions
Based upon, and subject to, the foregoing assumptions and the qualifications set out below, and having regard to such legal considerations as we deem relevant, we are of the opinion that:
3.1The Company has been duly incorporated as an exempted company with limited liability and is validly existing and in good standing with the Registrar of Companies under the laws of the Cayman Islands.
3.2The Ordinary Shares to be issued by the Company as contemplated by the Sales Agreement, the Registration Statement and the Prospectus Supplement have been duly authorised for issue and when such Ordinary Shares are issued by the Company in accordance with the Memorandum and Articles and upon payment in full being made therefor as contemplated in the Sales Agreement, the Registration Statement and the Prospectus Supplement and such Ordinary Shares being entered as fully paid on the register of members of the Company, such Ordinary Shares will be validly issued, fully paid and non-assessable. As a matter of Cayman Islands law, a share is only issued when it has been entered in the register of members (shareholders).
3.3The authorised share capital of the Company is US$22,000 divided into 200,000,000 Ordinary Shares of a par value of US$0.0001 each and 20,000,000 Preferred Shares of a par value of US$0.0001 each.
3.4The statements made in the Registration Statement and the Prospectus Supplement under the headings and sub-headings, “Description of Our Share Capital”, “Material Differences in Corporate Law”, “Material Tax Considerations — Cayman Islands Taxation” and “Material Tax

Considerations — Under Existing Cayman Islands Laws” are correct in so far as such statements are summaries of or relate to Cayman Islands law.
4Qualifications
The opinions expressed above are subject to the following qualifications:
4.1The obligations assumed by the Company under the Sales Agreement or the relevant Ordinary Shares issuable thereunder will not necessarily be enforceable in all circumstances in accordance with their terms. In particular:
(a)enforcement may be limited by bankruptcy, insolvency, liquidation, reorganisation, readjustment of debts or moratorium or other laws of general application relating to protecting or affecting the rights of creditors and/or contributories;
(b)enforcement may be limited by general principles of equity. For example, equitable remedies such as specific performance may not be available, inter alia, where damages are considered to be an adequate remedy;
(c)some claims may become barred under relevant statutes of limitation or may be or become subject to defences of set off, counterclaim, estoppel and similar defences;
(d)where obligations are to be performed in a jurisdiction outside the Cayman Islands, they may not be enforceable in the Cayman Islands to the extent that performance would be illegal under the laws of that jurisdiction;
(e)the courts of the Cayman Islands have jurisdiction to give judgment in the currency of the relevant obligation and statutory rates of interest payable upon judgments will vary according to the currency of the judgment. If the Company becomes insolvent and is made subject to a liquidation proceeding, the courts of the Cayman Islands will require all debts to be proved in a common currency, which is likely to be the "functional currency" of the Company determined in accordance with applicable accounting principles. Currency indemnity provisions have not been tested, so far as we are aware, in the courts of the Cayman Islands;
(f)arrangements that constitute penalties will not be enforceable;
(g)enforcement may be prevented by reason of fraud, coercion, duress, undue influence, misrepresentation, public policy or mistake or limited by the doctrine of frustration of contracts;
(h)provisions imposing confidentiality obligations may be overridden by compulsion of applicable law or the requirements of legal and/or regulatory process;
(i)the courts of the Cayman Islands may decline to exercise jurisdiction in relation to substantive proceedings brought under or in relation to the Sales Agreement in matters where they determine that such proceedings may be tried in a more appropriate forum;
(j)any provision in the Sales Agreement which is governed by Cayman Islands law purporting to impose obligations on a person who is not a party to the Sales Agreement (a "third party") is unenforceable against that third party. Any provision in the Sales Agreement which is governed by Cayman Islands law purporting to grant rights to a third party is unenforceable by that third party, except to the extent that the Sales Agreement expressly provides that the third party may, in its own right, enforce such rights (subject to and in accordance with the Contracts (Rights of Third Parties) Act (As Revised));
(k)any provision of the Sales Agreement which is governed by Cayman Islands law which expresses any matter to be determined by future agreement may be void or unenforceable;
(l)we reserve our opinion as to the enforceability of the relevant provisions of the Sales Agreement to the extent that they purport to grant exclusive jurisdiction as there may be circumstances in which the courts of the Cayman Islands would accept jurisdiction notwithstanding such provisions;
(m)a company cannot, by agreement or in its articles of association, restrict the exercise of a statutory power and there is doubt as to the enforceability of any provision in the Sales Agreement whereby the Company covenants to restrict the exercise of powers specifically given to it under the Companies Act (As Revised) (the "Companies Act"), including, without limitation, the power to increase its authorised share capital, amend its memorandum and articles of association or present a petition to a Cayman Islands court for an order to wind up the Company;
(n)enforcement or performance of any provision in the Sales Agreement which relates, directly or indirectly, to an interest in the Company constituting shares, voting rights or ultimate effective control over management in the Company may be prohibited or restricted if any such relevant interest is or becomes subject to a restrictions notice issued under the Beneficial Ownership Transparency Act (As Revised) ("BOT Act").
4.2To maintain the Company in good standing with the Registrar of Companies under the laws of the Cayman Islands, annual filing fees must be paid and returns made to the Registrar of Companies within the time frame prescribed by law.
4.3We express no opinion as to the meaning, validity or effect of any references to foreign (i.e. non-Cayman Islands) statutes, rules, regulations, codes, judicial authority or any other promulgations and any references to them in the Sales Agreement or the relevant Ordinary Shares issuable thereunder.
4.4Under Cayman Islands law, the register of members (shareholders) is prima facie evidence of title to shares and this register would not record a third party interest in such shares. However, there are certain limited circumstances where an application may be made to a Cayman Islands court for a determination on whether the register of members reflects the correct legal position. Further, the Cayman Islands court has the power to order that the register of members maintained by a company should be rectified where it considers that the register of members does not reflect the correct legal position. As far as we are aware, such applications are rarely made in the Cayman Islands and there are no circumstances or matters of fact known to us on the date of this opinion letter which would properly form the basis for an application for an order for rectification of the register of members of the Company, but if such an application were made in respect of the Company's Shares, then the validity of such shares may be subject to re-examination by a Cayman Islands court.

4.5Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion letter or otherwise with respect to the commercial terms of the transactions the subject of this opinion letter.
4.6In this opinion letter, the phrase "non-assessable" means, with respect to shares in the Company, that a shareholder shall not, solely by virtue of its status as a shareholder, be liable for additional assessments or calls on the shares by the Company or its creditors (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).
We express no view as to the commercial terms of the Registration Statement, the Prospectus Supplement and the Sales Agreement or the relevant Ordinary Shares issuable thereunder or whether such terms represent the intentions of the parties and make no comment with regard to warranties or representations that may be made by the Company.
We express no opinion with respect to any direct or indirect acquisition, disposal or exercise of rights by the Company of or in respect of any interest in any property governed by the laws of or situated in the Cayman Islands.
We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the references to our firm under the headings "Legal Matters" and “Material Differences in Corporate Law" in the prospectus included in the Registration Statement and under the heading “Legal Matters” in the Prospectus Supplement. In providing our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.
The opinions in this opinion letter are strictly limited to the matters contained in the opinions section above and do not extend to any other matters. We have not been asked to review and we therefore have not reviewed any of the ancillary documents relating to the Registration Statement, the Prospectus Supplement and the Sales Agreement and the relevant Ordinary Shares issuable thereunder and express no opinion or observation upon the terms of any such document. This opinion letter may be relied upon by you, your counsel and purchasers of the Ordinary Shares for the purposes solely of any legal opinion that they may be required to give with respect to the Registration Statement.
This opinion letter is limited to the matters detailed herein and is not to be read as an opinion with respect to any other matter.

Yours faithfully
/s/ Maples and Calder (Cayman) LLP
Maples and Calder (Cayman) LLP

Ichor Holdings, Ltd.
PO Box 309, Ugland House
Grand Cayman
KY1-1104
Cayman Islands
To:    Maples and Calder (Cayman) LLP
PO Box 309, Ugland House
Grand Cayman
KY1-1104
Cayman Islands
15 May 2026
Ichor Holdings, Ltd. (the "Company")
I, the undersigned, being a director of the Company, am aware that you are being asked to provide an opinion letter (the "Opinion") in relation to certain aspects of Cayman Islands law. Unless otherwise defined herein, capitalised terms used in this certificate have the respective meanings given to them in the Opinion. I hereby certify that:
1The Memorandum and Articles remain in full force and effect and are unamended.
2The Company has not entered into any mortgages or charges over its property or assets other than those entered in the register of mortgages and charges of the Company.
3The Resolutions were duly passed in the manner prescribed in the Memorandum and Articles (including, without limitation, with respect to the disclosure of interests (if any) by directors of the Company) and have not been amended, varied or revoked in any respect.
4The shareholders of the Company (the "Shareholders") have not restricted the powers of the directors of the Company in any way.
5The directors of the Company at the date of the Resolutions and at the date of this certificate were and are as follows: Philip Barros, Iain MacKenzie, Jorge Titinger, John Kispert, Laura Black, Wendy Arienzo and Yuval Wasserman.
6The minute book and corporate records of the Company as maintained at its registered office in the Cayman Islands and made available to you are complete and accurate in all material respects, and all minutes and resolutions filed therein represent a complete and accurate record of all meetings of the Shareholders and directors (or any committee thereof) of the Company (duly convened in accordance with the Memorandum and Articles) and all resolutions passed at the meetings or passed by written resolution or consent, as the case may be.
7Prior to, at the time of, and immediately following the approval of the transactions the subject of the Registration Statement, the Prospectus Supplement and the Sales Agreement, the Company was, or will be, able to pay its debts as they fell, or fall, due and has entered, or will enter, into the transactions the subject of the Registration Statement, the Prospectus Supplement and the Sales Agreement for proper value and not with an intention to defraud or wilfully defeat an obligation owed to any creditor or with a view to giving a creditor a preference.

8Each director of the Company considers the entry by the Company into the Registration Statement, the Prospectus Supplement and the Sales Agreement (including the transactions contemplated thereunder) to be of commercial benefit to the Company and has acted in good faith in the best interests of the Company, and for a proper purpose of the Company, in relation to the transactions which are the subject of the Opinion.
9The Company has received or will receive money or money's worth in consideration for the issue of the Ordinary Shares upon exercise of any of the Securities and none of the Ordinary Shares were or will be issued for less than par value.
10To the best of my knowledge and belief, having made due inquiry, the Company is not the subject of legal, arbitral, administrative or other proceedings in any jurisdiction. Nor have the directors or Shareholders taken any steps to have the Company struck off or placed in liquidation, nor have any steps been taken to wind up the Company. Nor has any receiver been appointed over any of the Company's property or assets.
11To the best of my knowledge and belief, having made due inquiry, there are no circumstances or matters of fact existing which may properly form the basis for an application for an order for rectification of the register of members of the Company.
12No interest in the Company constituting shares, voting rights or ultimate effective control over management in the Company is currently subject to a restrictions notice issued under the BOT Act.
13The Registration Statement, the Prospectus Supplement and the Sales Agreement have been, or will be, authorised and duly executed and delivered by or on behalf of all relevant parties in accordance with all relevant laws.
14No invitation has been made or will be made by or on behalf of the Company to the public in the Cayman Islands to subscribe for any of the Ordinary Shares.
15The Ordinary Shares to be issued pursuant to the Registration Statement, the Prospectus Supplement and the Sales Agreement have been, or will be, duly registered, and will continue to be registered, in the Company's register of members (shareholders).
16The Company is not a central bank, monetary authority or other sovereign entity of any state and is not a subsidiary, direct or indirect, of any sovereign entity or state.
17There is no contractual or other prohibition or restriction (other than as arising under Cayman Islands law) binding on the Company prohibiting or restricting it from entering into and performing its obligations under the Registration Statement, the Prospectus Supplement and the Sales Agreement.
(Signature Page follows)

I confirm that you may continue to rely on this certificate as being true and correct on the day that you issue the Opinion unless I shall have previously notified you in writing personally to the contrary.

Signature:	/s/ Philip Barros

Name:	Philip Barros

Title:	Director